Exhibit 99.2
Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819

February 6, 2020
Via E-mail and Hand Delivery
KVH Industries, Inc.
50 Enterprise Center
Middletown, Rhode Island 02842
Attention: Corporate Secretary

Re:	Notice (this “Notice”) of Nominations for Election to the Board of KVH Industries, Inc., a Delaware corporation (“KVH” or the “Company”)

Ladies and Gentlemen:

Vintage Capital Management, LLC, a Delaware limited liability company (“Vintage” or the “Record Holder”) hereby submits this Notice on the date hereof pursuant to the requirements (the “Bylaw Requirements”) set forth in the Amended and Restated Bylaws of the Company (as amended, the “Bylaws”) of its intent to nominate each of Robert Tavares and Sharon M. Leite (each a “Nominee” and collectively the “Nominees”) for election to the board of directors of the Company (the “Board”) and to make Proposal #1 (as defined below), in each case at the 2020 annual meeting of stockholders of the Company or any special meeting held in lieu thereof or for a similar purpose (the “Annual Meeting”).

This Notice is submitted by the Record Holder and on behalf of itself and the Beneficial Owners (as defined below).

All information required to be included in this Notice pursuant to the Bylaws has been provided by the Record Holder, on its own behalf and on behalf of the other Beneficial Owners and, as applicable, the Nominees. Information included in any subsection below shall also be deemed to be information provided in response to items requested in any other subsection of this Notice. The inclusion or incorporation by reference of information in this Notice shall not be deemed to constitute an admission that any such information is required by the Bylaws. Where information sought by Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would be answered in the negative and no response would be required to be included in a proxy statement, this Notice may omit such negative response.

As of the close of business on February 5, 2020, Vintage represents that it is the holder of record of 100 shares of common stock, $0.01 par value, of the Company (“Shares”) and that it is the direct beneficial owner of 1,700,000 Shares (including the 100 Shares held in record name). Each of Kahn Capital Management LLC, a Delaware limited liability company (“Kahn Management”), and Brian R. Kahn (collectively, Vintage, Kahn Management and Mr. Kahn are sometimes referred to herein as, the “Beneficial Owners”), by virtue of their relationship to Vintage may be deemed to beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the Shares which Vintage directly beneficially owns, as further described in Annex A.

The address of each of the Beneficial Owners is c/o Vintage Capital Management, LLC, 4705 S. Apopka Vineland Road, Suite 206, Orlando, FL 32819. Vintage is primarily engaged in the business of investing in securities. Kahn Management is primarily engaged in the business of acting as a member of Vintage. The principal occupation of Mr. Kahn is acting as the Chief Executive Officer of Franchise Group, Inc. and acting as the manager of each of Vintage and Kahn Management.

Vintage believes that its name and address set forth above is the name and address for Vintage that appears on the Company’s books and records. Each of the other Beneficial Owners believes that its name and address do not appear on the Company’s books and records, as none of them are shareholders of record.

The Nominees

The Record Holder hereby represents that it intends to appear in person or by proxy at the Annual Meeting to nominate for election to the Board each of the following Nominees:

Robert Taveras
Sharon M. Leite

The Record Holder hereby further represents that it intends to (i) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding stock required to elect each such Nominee and (ii) solicit proxies or votes from stockholders in support of each such nomination. It is possible that certain regular employees of the Beneficial Owners may participate in the solicitation of proxies in support of the Nominees, Proposal #1 (as defined below) and any other business that may come before the Annual Meeting. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that proxies will be solicited by mail, courier services, Internet advertising, telephone, facsimile or in person. The Beneficial Owners may retain the services of a professional services firm, for consulting and analytic services and solicitation services in connection with the solicitation of proxies. The terms of such engagement, the anticipated costs involved in the solicitation and number of employees or other agents to be employed will be finalized only when such firm is selected and engaged. The entire expense of soliciting such proxies will be borne by the Beneficial Owners. Costs of such solicitation of proxies are currently estimated to be approximately $400,000 (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). The Record Holder estimates that through the date hereof total expenses in connection with such solicitation are approximately $50,000. The Beneficial Owners do not intend to seek reimbursement from the Company of any expenses incurred in connection with the solicitation of proxies. Nor do the Beneficial Owners intend to submit the question of such reimbursement to a vote of security holders of the Company.

The Record Holder believes that the Nominees’ business experiences (as described on Annex B), as well as their knowledge of operations, investments, corporate finance, mergers and acquisitions and corporate governance, will enhance the business expertise and leadership of the Board. The Record Holder also believes that each Nominee is a strong stockholder-oriented individual who is well qualified to serve as a member of the Board and will help represent the best interests of the Company’s stockholders. The vote required of stockholders in respect of the election of directors is a plurality of the shares represented in person or by proxy at a meeting for the election of directors when a quorum is present. Based on this voting standard, pursuant to Section 3.13 of the Bylaws, the following shall not be votes cast: (a) a share otherwise present at the meeting but for which there is an abstention and (b) a share otherwise present at the meeting as to which a stockholder gives no authority or direction. Votes in respect of the election of directors will be counted in accordance with applicable law, the amended and restated certificate of incorporation of the Company (as amended, the “Charter”), and the Bylaws.

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Proposal #1

The Record Holder hereby represents that it intends to appear in person or by proxy at the Annual Meeting to make the following proposal to be considered by the stockholders of the Company at the Annual Meeting (“Proposal #1”): to adopt a resolution of the Company’s stockholders that would repeal any provision of the Bylaws in effect at the time of the Annual Meeting that was not included in the Bylaws as publicly filed with the Securities and Exchange Commission (the “SEC”) on or prior to February 5, 2020. The Record Holder hereby further represents that it intends to (i) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding stock required to approve Proposal #1 and (ii) solicit proxies or votes from stockholders in support of Proposal #1.

The Record Holder is not aware of any such provision of the Bylaws that has become effective, but it is possible that following the date of this Notice and prior to the adoption of this resolution such a provision could become effective. Pursuant to Section 11 of the Bylaws, an affirmative vote of a majority of the shares of capital stock of the Company issued and outstanding and entitled to vote at any regular or special meeting of stockholders, is required for the adoption of Proposal #1.  Based on this voting standard, abstentions and broker non-votes will have the effect of a “no” vote in respect of Proposal #1.  Votes in respect of Proposal #1 will be counted in accordance with applicable law and the Bylaws.

The following is the text of the proposed resolution:
“RESOLVED, that any provision of the Amended and Restated Bylaws of KVH Industries, Inc. as of the effectiveness of this resolution that was not included in the Amended and Restated Bylaws of KVH Industries, Inc. as publicly filed with the Securities and Exchange Commission on or prior to February 5, 2020, be and hereby is repealed.”
The following is the text of the proposed amendment to the Bylaws:
“Notwithstanding anything contained herein to the contrary, any provision of these Bylaws that was not included herein and publicly filed with the Securities and Exchange Commission on or prior to February 5, 2020, be and hereby is repealed.”
The Record Holder is bringing Proposal #1 for consideration by the Company’s stockholders at the Annual Meeting because the Board has the ability to make amendments to the Bylaws without obtaining stockholder approval and such amendments may not be in the best interests of the stockholders. Proposal #1 would allow stockholders to repeal at the Annual Meeting any amendments made after the date of this Notice and prior to the Annual Meeting.

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In this Notice: (i) certain information relating to the Beneficial Owners is set forth in the body of this Notice and Annex A; (ii) certain information relating to each Nominee is set forth in the body of this Notice and Annex B; and (iii) the written consent of each Nominee to being named in the proxy statement as a nominee and to serving as a director of the Company if elected, is attached as Annex C.

Each Nominee is also party to an agreement, copies of which are attached as Annex D-1 and Annex D-2, pursuant to which, among other things, the Record Holder has agreed to indemnify such Nominee with respect to certain costs incurred by such Nominee in connection with the proxy contest (the “Nomination Agreement”). The foregoing description of the Nominee Agreement is a summary only and is subject to, and qualified in its entirety by reference to, the Nominee Agreements attached hereto as Annex D-1 and Annex D-2.  Each Nominee and each Beneficial Owner has an interest in the election of directors and Proposal #1: (i) directly and/or indirectly through the beneficial ownership (if any) of Shares, as described on Annex A, and any applicable attachments and exhibits hereto; (ii) pursuant to the Nomination Agreement relating to such Nominee; and (iii) with respect to each of Mr. Kahn and Kahn Management, through their interest in the profits, if any, derived by Vintage as described in the immediately following sentence. In addition to any return of any investment made by Mr. Kahn or Kahn Management in Vintage, Mr. Kahn and/or Management may be entitled to receive performance-related fees that are based in part on the value (and any appreciation thereof) of the assets held by Vintage, which include the Shares.
With respect to each Nominee, other than as disclosed in this Notice, (i) such Nominee is not, and, within the past year, was not, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither such Nominee nor any of such Nominee’s associates have any arrangement or understanding with any person with respect to (A) any future employment by the Company or its affiliates or (B) any future transactions to which the Company or any of its affiliates will or may be a party. In addition, none of the Nominees has been subject to any event specified in Item 401(f) of Regulation S-K in the last ten years.

As further described in Annex B, Ms. Leite is presently the Chief Executive Officer of Vitamin Shoppe, Inc. (“VSI”). VSI is a wholly-owned subsidiary of Franchise Group, Inc. (“FGI”). Brian Kahn is the Chief Executive Officer and a member of the board of directors of FGI. In addition, certain of the Beneficial Owners or affiliates thereof hold a majority of the outstanding capital stock of FGI, assuming conversion of all convertible securities held thereby.

Other than as disclosed in this Notice, none of the Beneficial Owners is a party to any agreement, arrangement or understanding (including derivative short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date hereof.

Each Nominee is independent under the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K and if elected, would be an “independent director” as such term is defined by The NASDAQ Stock Market LLC.

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The Beneficial Owners understand that certain information regarding the Annual Meeting (including, but not limited to, the record date, voting shares outstanding and date, time and place of the Annual Meeting) and the Company (including, but not limited to, its various committees and proposal deadlines and the beneficial ownership of the Company’s securities) will be set forth in the Company’s proxy statement on Schedule 14A, to be filed with the SEC by the Company with respect to the Annual Meeting, and in certain other SEC filings made or to be made by the Company and third parties under Sections 13 and 16 of the Exchange Act. To the extent the Company believes any such information is required to be set forth herein, the Beneficial Owners hereby refer the Company to such filings. The Beneficial Owners do not accept any responsibility for any information set forth in any such filings not made by them.

The Annexes and all attachments thereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Annexes and all attachments thereto should be deemed disclosed for all purposes of this Notice. All upper case terms appearing in the Annexes and all attachments thereto that are not defined in such Annexes and attachments shall have the meanings given in the body of this Notice or the Annexes and all attachments thereto, as applicable.

Unless expressly indicated otherwise herein, information is set forth herein as of the close of business on February 5, 2020. Neither the delivery of this Notice nor any delivery by any Beneficial Owner or Nominee of additional information to the Company from and after the date hereof shall be deemed to constitute an admission by any Beneficial Owner, Nominee or any of their respective affiliates (if any) that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement or any other matter, or a waiver by any Beneficial Owner, Nominee or any of their respective affiliates (if any) of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board in anticipation of, or following receipt of, this Notice). Furthermore, this Notice assumes that the Board will nominate a total of two (2) director nominees for election to the Board at the Annual Meeting. If, however, the Board increases the number of directors to be nominated and elected at the Annual Meeting, the Record Holder reserves the right to add additional director nominees in respect of each such additional directorship. In the event any statement or other information in this Notice is not correct, or to the extent any applicable information has been omitted from this Notice, the Beneficial Owners and Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

[Signature page follows]
5

Very truly yours,

VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Khan	Date: February 6, 2020
Name: Brian R. Kahn
Title: Manager

KAHN CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Khan	Date: February 6, 2020
Name: Brian R. Kahn
Title: Manager

BRIAN R. KAHN

/s/ Brian R. Khan		Date: February 6, 2020

ANNEX A
Security Ownership of Vintage

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class(2)
Shares	Vintage	1,700,000	9.39%

(1)
Vintage is, as of the date of this Notice, the direct beneficial owner of the Shares set forth under the heading “Amount of Beneficial Ownership” and that indirect beneficial ownership of Shares is described below in the text of this Annex A under the heading “Description of Beneficial Ownership and Beneficial Owners.”

(2)
Percentages of ownership set forth in this column were calculated based on the 18,096,586 Shares stated to be outstanding as of October 28, 2019 by the Company in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission on October 31, 2019.

Description of Beneficial Ownership and Beneficial Owners

Kahn Capital Management, LLC, a Delaware limited liability company, as a member and the majority owner of Vintage, may be deemed to have the power to direct the voting and disposition of the Shares beneficially owned by Vintage and may be deemed to be the indirect beneficial owner of such Shares.

Brian R. Kahn, as the manager of each of Vintage and Kahn Management, may be deemed to have the power to direct the voting and disposition of the Shares beneficially owned by Vintage, and may be deemed to be the indirect beneficial owner of such shares.

The principal business address of each of Vintage, Kahn Management and Mr. Kahn is c/o Vintage Capital Management, LLC, 4705 S. Apopka Vineland Road, Suite 206, Orlando, FL 32819.

Vintage is primarily engaged in the business of investing in securities. Kahn Management is primarily engaged in the business of acting as a member of Vintage. The principal occupation of Mr. Kahn is acting as the Chief Executive Officer of Franchise Group, Inc. and acting as the manager of each of Vintage and Kahn Management.

The Beneficial Owners may be deemed to beneficially own, in the aggregate, 1,700,000 Shares, representing approximately 9.39% of the Company’s outstanding Shares (based upon the 18,096,586 Shares stated to be outstanding as of October 28, 2019 by the Company in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission on October 31, 2019).

None of the Beneficial Owners have made any purchase or sale of Shares in the preceding two years.

ANNEX B
Attachment 1

Information about Nominees

Name:	Robert Tavares

Age:	58

Business	N/A
Address:
Residence	[Omitted]
Address:
Principal Occupation
or Employment:	See below

Citizenship:	United States of America

Mr. Tavares does not, and his associates do not, own, beneficially or of record, any shares of capital stock of the Company.

Robert Tavares has over 30 years of experience in microelectronics and semiconductors for both commercial and defense applications. Mr. Tavares served at the CEO, President and member of the Board of the then-public company API Technologies beginning in March 2015. API was taken private in April 2016, after which Mr. Tavares continued to serve in these capacities. After significant operational improvements, he led the sale of API to a private buyer in May 2019 and, in September 2019, he separated from API and its Board.

Prior to joining API, Mr. Tavares was President of Crane Electronics Inc., a provider of microelectronic-based solutions for power and microwave applications to the defense, commercial aerospace, and medical markets. Prior to Crane, Mr. Tavares served as President and Director of e2v US Operations, a leading supplier of technology solutions in RF power and semiconductors. Mr. Tavares spent the early years of his career at Tyco Electronics, M/A Com Division, where he progressed through various management roles, and ultimately progressing to the role of Vice President, General Manager. He holds a B.S in Engineering from the University of Massachusetts, Dartmouth. The Record Holder believes that Mr. Tavares possesses operational and technical knowledge and leadership experience that would be useful to the Company.

ANNEX B
Attachment 2

Information about Nominees

Name:	Sharon M. Leite

Age:	57

Business	c/o The Vitamin Shoppe
Address:	300 Harmon Meadow Blvd.
Secaucus, NJ 07094

Residence	[Omitted]
Address:
Principal Occupation
or Employment:	See below

Citizenship:	United States of America

Ms. Leite does not, and her associates do not, own, beneficially or of record, any shares of capital stock of the Company.

Sharon M. Leite currently serves as the Chief Executive Officer of The Vitamin Shoppe. In this role, she leads a renewed growth strategy that is bringing industry-leading innovation, quality and expertise to the wellness category. Ms. Leite joined The Vitamin Shoppe in August 2018 and since that time has launched a new technology-driven retail format, expanded distribution to new channels, reimagined the loyalty program, introduced personalization initiatives, increased penetration of private brands and pioneered an expansive CBD hemp extract merchandising program.

The Vitamin Shoppe, a subsidiary of Franchise Group Inc., is an omni-channel specialty retailer and wellness lifestyle Company with more than 750 directly operated stores and an e-commerce business. Based in Secaucus, New Jersey, the Company offers a comprehensive assortment of nutritional solutions, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and natural beauty aids.

Ms. Leite joined The Vitamin Shoppe from Godiva Chocolatier, where she was President of North America from October 2017 to August 2018, leading a turnaround that returned the North American business to profitability.

Previously, Ms. Leite was the President of Sally Beauty, US and Canada, an international specialty retailer and distributor of professional beauty products, from February 2016 to May 2017. Ms. Leite also spent close to a decade at Pier 1 Imports in increasingly senior roles, from August 2007 to January 2016, leaving as Executive Vice President of Sales, Customer Experience and Real Estate.

Earlier in her career, Ms. Leite held leadership positions with increasing responsibilities at Bath & Body Works (L Brands), Gap Inc., The Walt Disney Company and Express.

Ms. Leite currently serves on the Boards of The National Retail Federation, Tandy Leather, Performing Arts Fort Worth, and the Neeley Business School at Texas Christian University. She is also a member of the Senior Advisory Council of AEA Investors. The Record Holder believes Ms. Leite’s extensive leadership and organizational experience would be beneficial to the Company.

ANNEX C

Consent of Nominees

[See attached]

ATTACHMENT I

CONSENT OF NOMINEE
The undersigned hereby consents to being nominated and being named as a nominee for election as a director of KVH Industries, Inc. (the “Company”), in the proxy statement to be filed with the Securities and Exchange Commission and distributed to stockholders of the Company, by Vintage Capital Management, LLC (“Vintage”) and in other materials in connection with the solicitation of proxies by Vintage from stockholders of the Company to be voted at the 2020 annual meeting of stockholders of the Company and any adjournment thereof, and further consents to serve as a director of the Company, if elected.

Dated: _February 5_, 2020

  /s/ Robert Tavares
Robert Tavares

ATTACHMENT I

CONSENT OF NOMINEE
The undersigned hereby consents to being nominated and being named as a nominee for election as a director of KVH Industries, Inc. (the “Company”), in the proxy statement to be filed with the Securities and Exchange Commission and distributed to stockholders of the Company, by Vintage Capital Management, LLC (“Vintage”) and in other materials in connection with the solicitation of proxies by Vintage from stockholders of the Company to be voted at the 2020 annual meeting of stockholders of the Company and any adjournment thereof, and further consents to serve as a director of the Company, if elected.

Dated: _February 5_, 2020

  /s/ Sharon M. Leite
Sharon M. Leite

ANNEX D-1

Nomination Agreement of Robert Tavares

[See attached]

Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819

February 5, 2020
To the undersigned potential nominee:
This will confirm our understanding as follows:
You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) to stand for election as directors of KVH Industries, Inc. (the “Company”) in connection with a proxy contest with management of the Company in respect of the election of directors of the Company at the 2020 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”), expected to be held in or around May of 2020, or the appointment or election of some or all of the members of the Slate by other means (the “Proxy Contest”).
Vintage Capital Management, LLC (“Vintage”) agrees to pay the costs of the Proxy Contest.
You understand that it may be difficult, if not impossible, to replace nominees, such as yourself, who have agreed to serve on the Slate and later change their minds and determine not to seek election. Accordingly, Vintage is relying upon your agreement to seek election and, if elected or appointed, to serve as a director of the Company.  In connection therewith, you are being supplied with a questionnaire in which you will provide Vintage with information necessary for Vintage to make appropriate disclosure both to the Company and for use in creating the proxy materials to be sent to shareholders of the Company and to be filed with the Securities and Exchange Commission and with a representation agreement that we will provide to the Company in connection with the Proxy Contest. You have agreed that (i) you will immediately complete and sign the questionnaire and the representation agreement and return it to Vintage Capital Management, LLC, 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819, Tel: 407-506-7085, Fax: 208-728-8007, Email: [omitted] and (ii) your responses to the questions contained therein will be true and correct in all respects. In addition, you have agreed that, concurrently with your execution of this letter, you will execute the instrument attached hereto as Attachment I informing the Company that you consent to being nominated by Vintage or one of its affiliates for election as a director of the Company and, if elected, that you consent to serving as a director of the Company.  Upon being notified that we have chosen you, we may forward that instrument, your completed questionnaire and the representation agreement and any other supporting documentation (or summaries thereof) to the Company, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.  You also agree to provide us with any additional information necessary for Vintage to make appropriate disclosure to the Company and to use in creating the proxy materials to be sent to stockholders of the Company and filed with the Securities and Exchange Commission in connection with the Proxy Contest.  Furthermore, you understand that we may elect, at our election and expense, to conduct a background and reference check on you and you agree to complete any and all necessary authorization forms or other documents required in connection therewith.

You further agree that (i) you will (x) and will cause your agents, representatives and affiliates to, treat confidentially all information relating to the Proxy Contest which is non-public, confidential or proprietary in nature and (y) accept responsibility for any disclosure, publication or other use of such information by you and your agents, representatives and affiliates; (ii) you will not, and will cause your agents, representatives and affiliates not to, issue or otherwise make any public statement or any other form of communication relating to the Company, Vintage (or its officers, directors, employees or affiliates), any other potential member of the Slate or the Proxy Contest without the prior written approval of the undersigned; and (iii) you will not, and will cause your agents, representatives and affiliates not to, acquire or dispose of any Securities of the Company without the prior written approval of the undersigned.  For purposes of the forgoing sentence, “Securities” shall mean equity or debt securities of the Company, options to purchase or sell equity or debt securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is primarily related to equity or debt securities of the Company.
Vintage hereby agrees that, so long as you actually serve on the Slate, Vintage will defend, indemnify and hold you harmless from and against any and all losses, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that (i) you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof relating solely to your role as a nominee for director of the Company on the Slate (a “Proceeding”) or (ii) you are called to testify or give a deposition in any Proceeding (whether or not you are a party or are threatened to be made a party to such Proceeding), including, in each case, the advancement to you of all reasonable attorneys’ costs and expenses incurred by you in connection with any Proceeding. Your right of indemnification hereunder shall continue (i) in the event that Vintage determines to withdraw the Slate or remove you from the Slate and (ii) after the election has taken place but only for events which occur prior to such election and subsequent to the date hereof. Anything to the contrary herein notwithstanding, Vintage is not indemnifying you for any action taken by you or on your behalf which occurs prior to the date hereof or subsequent to the Annual Meeting or such earlier time as you are no longer a nominee of the Slate for election to the Company’s Board of Directors or for any actions taken by you as a director of the Company, if you are elected. Nothing herein shall be construed to provide you an indemnity: (i) in the event you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Contest unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; or (ii) if you acted in a manner which constitutes gross negligence or willful misconduct. In the event that you shall make any claim for indemnification hereunder, you shall promptly notify Vintage in the event of any third-party claims actually made against you or known by you to be threatened.  In addition, with respect to any such claim, Vintage shall be entitled to control your defense with counsel chosen by Vintage. Vintage shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, Vintage may not enter into any settlement of any such claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

Vintage recognizes that if you are elected to the Board of Directors of the Company, all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of the Company and that, as a result, there is, and can be, no agreement between you and Vintage which governs the decisions which you will make as a director of the Company.
This letter and the attached consent set forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you.  This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

[Signature Page Follows]

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

VINTAGE CAPITAL MANAGEMENT, LLC

By: /s/ Brian R. Kahn
       Name: Brian R. Kahn
       Title: Manager

Agreed to and Accepted as
of the date first above written:

/s/ Robert Tavares____
Name: Robert Tavares

ATTACHMENT I

CONSENT OF NOMINEE
The undersigned hereby consents to being nominated and being named as a nominee for election as a director of KVH Industries, Inc. (the “Company”), in the proxy statement to be filed with the Securities and Exchange Commission and distributed to stockholders of the Company, by Vintage Capital Management, LLC (“Vintage”) and in other materials in connection with the solicitation of proxies by Vintage from stockholders of the Company to be voted at the 2020 annual meeting of stockholders of the Company and any adjournment thereof, and further consents to serve as a director of the Company, if elected.

Dated: _February 5_, 2020

  /s/ Robert Tavares
Robert Tavares

ANNEX D-2

Nomination Agreement of Sharon M. Leite

[See attached]

Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819

February 5, 2020
To the undersigned potential nominee:
This will confirm our understanding as follows:
You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) to stand for election as directors of KVH Industries, Inc. (the “Company”) in connection with a proxy contest with management of the Company in respect of the election of directors of the Company at the 2020 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”), expected to be held in or around May of 2020, or the appointment or election of some or all of the members of the Slate by other means (the “Proxy Contest”).
Vintage Capital Management, LLC (“Vintage”) agrees to pay the costs of the Proxy Contest.
You understand that it may be difficult, if not impossible, to replace nominees, such as yourself, who have agreed to serve on the Slate and later change their minds and determine not to seek election. Accordingly, Vintage is relying upon your agreement to seek election and, if elected or appointed, to serve as a director of the Company.  In connection therewith, you are being supplied with a questionnaire in which you will provide Vintage with information necessary for Vintage to make appropriate disclosure both to the Company and for use in creating the proxy materials to be sent to shareholders of the Company and to be filed with the Securities and Exchange Commission and with a representation agreement that we will provide to the Company in connection with the Proxy Contest. You have agreed that (i) you will immediately complete and sign the questionnaire and the representation agreement and return it to Vintage Capital Management, LLC, 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819, Tel: 407-506-7085, Fax: 208-728-8007, Email: [omitted] and (ii) your responses to the questions contained therein will be true and correct in all respects. In addition, you have agreed that, concurrently with your execution of this letter, you will execute the instrument attached hereto as Attachment I informing the Company that you consent to being nominated by Vintage or one of its affiliates for election as a director of the Company and, if elected, that you consent to serving as a director of the Company.  Upon being notified that we have chosen you, we may forward that instrument, your completed questionnaire and the representation agreement and any other supporting documentation (or summaries thereof) to the Company, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.  You also agree to provide us with any additional information necessary for Vintage to make appropriate disclosure to the Company and to use in creating the proxy materials to be sent to stockholders of the Company and filed with the Securities and Exchange Commission in connection with the Proxy Contest.  Furthermore, you understand that we may elect, at our election and expense, to conduct a background and reference check on you and you agree to complete any and all necessary authorization forms or other documents required in connection therewith.

You further agree that (i) you will (x) and will cause your agents, representatives and affiliates to, treat confidentially all information relating to the Proxy Contest which is non-public, confidential or proprietary in nature and (y) accept responsibility for any disclosure, publication or other use of such information by you and your agents, representatives and affiliates; (ii) you will not, and will cause your agents, representatives and affiliates not to, issue or otherwise make any public statement or any other form of communication relating to the Company, Vintage (or its officers, directors, employees or affiliates), any other potential member of the Slate or the Proxy Contest without the prior written approval of the undersigned; and (iii) you will not, and will cause your agents, representatives and affiliates not to, acquire or dispose of any Securities of the Company without the prior written approval of the undersigned.  For purposes of the forgoing sentence, “Securities” shall mean equity or debt securities of the Company, options to purchase or sell equity or debt securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is primarily related to equity or debt securities of the Company.
Vintage hereby agrees that, so long as you actually serve on the Slate, Vintage will defend, indemnify and hold you harmless from and against any and all losses, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that (i) you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof relating solely to your role as a nominee for director of the Company on the Slate (a “Proceeding”) or (ii) you are called to testify or give a deposition in any Proceeding (whether or not you are a party or are threatened to be made a party to such Proceeding), including, in each case, the advancement to you of all reasonable attorneys’ costs and expenses incurred by you in connection with any Proceeding. Your right of indemnification hereunder shall continue (i) in the event that Vintage determines to withdraw the Slate or remove you from the Slate and (ii) after the election has taken place but only for events which occur prior to such election and subsequent to the date hereof. Anything to the contrary herein notwithstanding, Vintage is not indemnifying you for any action taken by you or on your behalf which occurs prior to the date hereof or subsequent to the Annual Meeting or such earlier time as you are no longer a nominee of the Slate for election to the Company’s Board of Directors or for any actions taken by you as a director of the Company, if you are elected. Nothing herein shall be construed to provide you an indemnity: (i) in the event you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Contest unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; or (ii) if you acted in a manner which constitutes gross negligence or willful misconduct. In the event that you shall make any claim for indemnification hereunder, you shall promptly notify Vintage in the event of any third-party claims actually made against you or known by you to be threatened.  In addition, with respect to any such claim, Vintage shall be entitled to control your defense with counsel chosen by Vintage. Vintage shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, Vintage may not enter into any settlement of any such claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

Vintage recognizes that if you are elected to the Board of Directors of the Company, all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of the Company and that, as a result, there is, and can be, no agreement between you and Vintage which governs the decisions which you will make as a director of the Company.
This letter and the attached consent set forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you.  This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

[Signature Page Follows]

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

VINTAGE CAPITAL MANAGEMENT, LLC

By: /s/ Brian R. Kahn
      Name: Brian R. Kahn
      Title: Manager

Agreed to and Accepted as
of the date first above written:

/s/ Sharon M. Leite ____
Name: Sharon M. Leite

ATTACHMENT I

CONSENT OF NOMINEE
The undersigned hereby consents to being nominated and being named as a nominee for election as a director of KVH Industries, Inc. (the “Company”), in the proxy statement to be filed with the Securities and Exchange Commission and distributed to stockholders of the Company, by Vintage Capital Management, LLC (“Vintage”) and in other materials in connection with the solicitation of proxies by Vintage from stockholders of the Company to be voted at the 2020 annual meeting of stockholders of the Company and any adjournment thereof, and further consents to serve as a director of the Company, if elected.

Dated: _February 5_, 2020

  /s/ Sharon M. Leite
Sharon M. Leite